Exhibit 99.1
RESOLUTE ENERGY CORPORATION PROVIDES PRODUCTION AND COST
GUIDANCE; ANNOUNCES 2011 CAPITAL BUDGET; REPORTS 2010 RESERVES
— Production and Reserve Growth as Expected in 2010;
Positioned for Meaningful Production Growth in 2011 —
— Announces Fourth Quarter and Full Year 2010 Earnings Results Conference Call
Scheduled for March 15, 2011 —
— Company to Present at Raymond James 32nd Annual Institutional Investors Conference on
March 8, 2011—
Denver, Colorado — March 4, 2011 — Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today issued guidance concerning anticipated production and costs for 2011 and announced its 2011 capital budget. Resolute also provided detail on its year-end 2010 reserves and production. Additionally, the Company plans to participate in the Raymond James 32nd Annual Institutional Investors Conference on March 8, 2011, in Orlando, Florida, and has scheduled its fourth quarter and full year 2010 earnings results conference call for March 15, 2011.
“Our operational strategy played out as anticipated in 2010, setting the stage for an exciting 2011. We expect to continue the momentum we have built on our project areas in 2010, which we believe will lead to significant production enhancement during the current year,” said Resolute Chief Executive Officer, Nicholas Sutton. “With the backdrop of a strong balance sheet, a strategic operating plan that is moving ahead as expected, and an improving economic outlook, we will continue with our capital programs in Utah, where we are seeing strong production response in our ongoing tertiary injection program and better-than-expected response from the McElmo Creek Unit DC IIC project. For 2011, we will advance our tertiary expansion projects, particularly in the Aneth Unit Phase 4 area, and our McElmo Creek Unit DC IIC project, in which we are developing producing wells and also adding injection support in this highly prolific formation.
“We will also deploy capital in Wyoming. In Hilight Field our work in the Muddy sandstone is going well and our two emerging Mowry oil shale plays, in two separate basins, could provide meaningful long-term oily growth potential. In the Hilight area of the Powder River Basin we are collecting and analyzing results from the Mowry tests done in late 2010, and we have additional activity on the schedule for 2011. In this area Resolute owns 45,000 acres, all of which is held by production. In addition, we plan to test our Mowry-prospective area on our 70,000 acre position in the Big Horn Basin, an area seeing increasing industry activity directed at the Mowry.
“Furthermore, as to the Bakken, our goal for 2010 was to drill five wells. Currently, two wells have been completed and are being evaluated, while three are awaiting completion. We will evaluate the success of those wells, and by mid-year we expect to move to a full scale development program. We believe that our more than 33,000 net acres in the New Home and

Paris areas in the Bakken trend will expose Resolute to near-term growth in both reserves and production. We anticipate participating in approximately 20 gross wells in 2011.
“In addition to these organic growth initiatives, with a dedicated staff and a strong balance sheet, we remain confident that over time we will be able to identify and capture attractive opportunities to further expand operations through acquisition transactions and leasing.”
2011 Capital Budget and Guidance
The following guidance is subject in its entirety to all the cautionary statements and qualifications described below and under the caption “Forward-Looking Statements”.
Production and Capital Expenditures
Total production for 2011 is expected to be between 2.95 and 3.05 million equivalent barrels of oil (“MMBoe”), or a full-year average of approximately 8,000 to 8,400 Boe per day. Midpoint 2011 production guidance, therefore, represents a 10% increase from full year 2010 production of 2.73 MMBoe. On a revenue weighted basis, 94% will come from sales of oil and natural gas liquids (“NGL”), while on a volume weighted basis, 86% will be attributable to oil and NGL. Approximately 73% of projected total production is attributable to Resolute’s Aneth Field properties, 20% to Wyoming properties and 7% to North Dakota properties.
Resolute estimates that capital expenditures in 2011 will total approximately $120 million. $63 million of the total is allocated to the Company’s Aneth Field assets, including capital allocated to infrastructure, facilities and well work in support of the expansion of CO2 flood projects, facilities renovations; and the purchase of CO2 to be injected in support of the Company’s tertiary recovery projects. In Wyoming, $15 million is earmarked for drilling, recompletion and other opportunities in the Powder River and Big Horn Basins. Additionally, Resolute has allocated $42 million for activities in the Bakken trend in North Dakota.
Resolute will continue to monitor its capital expenditures in relation to its cash flow and may adjust its activity and capital spending levels based on the performance of its drilling and recompletion program and other capital projects, changes in commodity prices, the cost of goods and services, alternative investment opportunities and other considerations. Such changes could be material.
Operating Expenses
Resolute projects annual cash lease operating expenses of $54 million to $58 million, and production taxes of 14.25% to 14.75% of revenue.
General and Administrative (G&A) Expenses
Resolute expects annual cash G&A expense to be $13 million to $15 million, excluding non-cash stock-based compensation expense.

Depletion, Depreciation and Amortization
Resolute anticipates that its DD&A rate for 2011 will be approximately $19.00 to $19.25 per Boe of production.
Derivative Instruments
As of March 1st, Resolute had in place oil derivatives for 2011 covering 4,500 Bbl per day in a combination of swaps and collars such that the Company has an effective NYMEX floor price of $67.32 per Bbl and an effective NYMEX ceiling price of $90.65 per hedged Bbl. In addition, Resolute has natural gas derivatives of approximately 2,750 MMBtu per day at a CIG weighted average price of $7.92 per MMBtu. These derivatives provide price protection on approximately 58% of the midpoint of 2011 oil production guidance and 56% of the midpoint of 2011 gas production guidance. Further detail concerning the derivatives position will be provided when Resolute files its Annual Report on Form 10-K.
The following table summarizes Resolute’s current financial and operational estimates for the full year 2011.

Range
Projected 2011 Total Production (MMBoe)	2.95 - 3.05
Boe per day	8,000 - 8,400
On a revenue-basis:
Percent of revenue from oil	90%
Percent of revenue from oil and NGL	94%
On a volume-weighted basis:
Percent of volume from oil	81%
Percent of volume from oil and NGL	86%
By producing area:
Aneth Field	73%
Wyoming	20%
North Dakota	7%

Projected 2011 Costs
Lease Operating Expense ($million)	$54 - $58
General & Administrative ($million)	$13 - $15
Production and related taxes (% of production revenue)	14.25 - 14.75
Depletion, depreciation and amortization ($ per Boe)	$19.00 - $19.25

Projected 2011 Capital Expenditures ($ million) $120
Aneth Field	$63
Wyoming properties	$15
Bakken area	$42

2010 Year End Reserves and Analysis
In accordance with rules promulgated by the Securities and Exchange Commission (“SEC”) defining requirements for reporting of oil and gas reserves, Resolute’s total proved oil and gas reserves at December 31, 2010, were 64.7 MMBoe, an increase of five percent after accounting for production of 2.73 MMBoe in 2010. Total 2010 proved reserves consist of 58.2 million barrels (“MMBbl”) of crude oil and NGL and 39.1 billion cubic feet (“Bcf”) of gas. At year-end 2010, 53% of reserves were proved developed. Oil constituted 78% of total proved reserves, and oil and NGL together constituted 90% of Resolute’s proved reserves. The pre-tax present value of proved reserves, discounted at 10% pursuant to SEC reporting rules (“PV-10”), was $848 million.
Using the forward price strip that was in effect on December 31, 2010, total reserves were 78.1 MMBoe, with a PV-10 of $1.2 billion, consisting of 71.5 MMBbl of oil and NGL and 39.9 Bcf of gas.
SEC reporting rules require that year-end proved reserve volumes be calculated using the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January through December, 2010. On this basis, the prices for oil and gas for 2010 reserves reporting purposes utilized an average NYMEX oil price of $79.43 per barrel of oil and an average 2010 Henry Hub gas price of $4.38 per MMBtu of gas. In the strip case analysis, prices for oil for the years from 2011 through 2015 were $93.30, $93.95, $92.95, $92.40 and $92.55 per Bbl, while gas prices were $4.585, $5.079, $5.333, $5.493 and $5.638 per MMBtu. Prices were held constant thereafter.
Mr. Sutton continued, “Our reserves at year-end came in as expected. Our efforts and capital program in 2010 were focused on increasing production, increasing field reliability, further defining opportunities in Aneth and laying the groundwork for reserves and production growth outside of Aneth. We accomplished all of these goals, and are confident that the net production and reserve results in 2011 will clearly reflect the positive outcome of our efforts.
“For the fourth quarter, Resolute’s production was 7,946 Boe per day, which represents a 12.5% increase over first quarter volumes of 7,062 Boe per day. In addition to increasing production, we migrated more than three MMBoe from the Proved Developed Non-Producing category to Proved Developed Producing as we continued to prosecute the strategy of increasing production from Aneth, thereby increasing both cash flow and net asset value as well as generating cash that can be used to further exploit our existing asset base and fund expansion opportunities. It is worth mentioning that at year end 2010 our Bakken program contributed very little to our year-end reserves, due in large measure to the fact that our drilling was concentrated at year-end, and thus it was appropriate to incorporate into our reserve report only one net well.
“We are very pleased with the capital balance we have achieved in our 2011 projects, and we are optimistic that 2011 will bring growth in both reserves and production, not only from Aneth

Field but from our drilling in the Bakken trend and from our potential Mowry plays in the Big Horn and Powder River Basins of Wyoming as well.”
Raymond James 32nd Annual Institutional Investors Conference
Resolute will present at the Raymond James 32nd Annual Institutional Investors Conference, being held at the JW Marriott Grande Lakes in Orlando, Florida, on Tuesday, March 8, 2011, at 8:40 am ET. The Company will be represented by Theodore Gazulis, Resolute’s Senior Vice President and Chief Financial Officer and HB Juengling, Resolute’s Vice President — Investor Relations.
Q4 and Full Year 2010 Earnings Announcement
Resolute will host an investor call on March 15, 2011, at 5:00 PM ET. To participate in the call please dial (888) 753-4238 from the United States, or (574) 941-1785 from outside the U.S. The conference call I.D. number is 48662684. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.
A replay of the call will be available through March 29, 2011, by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S. The conference call I.D. number is 48662684.
This call will also be available as a live webcast which can be accessed at Resolute’s investor relations website at http://www.ResoluteEnergy.com/inv_overview.html.
Forward Looking Statements
This press release includes statements regarding future capital expenditures, production, expenses and projects. These statements and all other statements except statements of historical, fact are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include: our production and cost guidance for 2011; our operating, development and exploration plans for 2011, and anticipated capital expenditures. Forward-looking statements in this presentation include matters that are subject to known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Bakken trend and the Mowry shale in Wyoming; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation of the oil and gas industry; developments in oil producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward- looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information on risks and uncertainties that may affect the Company’s operations and financial performance, and the forward statements contained herein, is available in the Company’s filings with the SEC, which are incorporated by this reference as though fully set forth herein. All forward-looking statements are qualified in their entirety by this cautionary statement.
About Resolute Energy Corporation
Resolute is an independent oil and gas company engaged in the acquisition, exploitation and development of oil and gas properties. The company operates producing properties in Utah, Wyoming and Oklahoma and owns exploration and development properties in Wyoming, North Dakota and Alabama. For more information, visit our website at www.resoluteenergy.com.
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Contacts:
HB Juengling
303-573-4886 or
415-461-5025
HBJuengling@ResoluteEnergy.com
Josh Hochberg or Erica Bartsch
Sloane & Company
212-486-9500
jhochberg@sloanepr.com or ebartsch@sloanepr.com